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                                                                Exhibit 23(a)
                        Independent Auditors' Consent
                        -----------------------------


The Board of Directors
Citigroup Global Markets Holdings Inc.
(formerly Salomon Smith Barney Holdings Inc.):


We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement on Form S-3 ("Registration Statement") of Citigroup Global Markets Holdings Inc. of our report dated January 21, 2003, with respect to the consolidated statement of financial condition of Citigroup Global Markets Holdings Inc. and Subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholder's equity and cash flows for the years then ended, which report is included in the annual report on Form 10-K of Citigroup Global Markets Holdings Inc. for the year ended December 31, 2002 and to the reference to our firm under the heading "Experts" in the Registration Statement. Our report refers to changes in 2002, in the Company's methods of accounting for goodwill and intangible assets, as well as a change in 2001, in the Company's method of accounting for derivative instruments and hedging activities.


KPMG LLP

New York, New York
June 24, 2003